Exhibit 5(a)

[LETTERHEAD OF NORTHWEST NATURAL GAS COMPANY]

March 25, 2009

Northwest Natural Gas Company

220 N.W. Second Avenue

Portland, Oregon 97209

Ladies and Gentlemen:

With respect to Registration Statement No. 333-148527 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on January 8, 2008 by Northwest Natural Gas Company (the “Company”), I have reviewed such documents and records as I have deemed necessary to enable me to express an opinion on the matters covered hereby. The Registration Statement relates to, among other things, the offer and sale of $75,000,000 aggregate principal amount of the Company’s 5.370% Secured Medium-Term Notes, Series B due 2020 (the “Notes”), issued under the Mortgage and Deed of Trust, dated as of July 1, 1946 (the “Mortgage”), between the Company and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as corporate trustee (the “Trustee”) and Stanley Burg (successor to R. G. Page and J. C. Kennedy).

Based upon the foregoing, I am of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon; and

2. The Bonds are legally issued and binding obligations of the Company.

For purposes of the opinions set forth above, I have assumed that the Bonds have been duly authenticated, in accordance with the Mortgage, by the Trustee under the Mortgage.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on or about March 25, 2009, which will be incorporated by reference in the Registration Statement. In giving the foregoing consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the laws of the States of New York and Oregon and the federal laws of the United States. As to all matters of New York law, I have relied upon an opinion of even date herewith addressed to you by Morgan, Lewis & Bockius LLP.

Very truly yours,

/s/ Margaret D. Kirkpatrick, Esq.
Margaret D. Kirkpatrick, Esq.